As filed with the Securities and Exchange Commission on January 7, 2011
                                                    Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

HUMANA INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		61-0647538 (I.R.S. Employer Identification Number)
500 West Main Street Louisville, Kentucky 40202 (502) 580-1000 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Humana Inc. Deferred Compensation Plan
 (Full title of the plan)

Christopher M. Todoroff
Senior Vice President and General Counsel
Humana Inc.
500 West Main Street
Louisville, Kentucky 40202
(502) 580-1000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Deferred Compensation Obligations (2)	$50,000,000	100%	$50,000,000	$5,805

(1)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”)

(2)	Deferred compensation obligations under the Humana Inc. Deferred Compensation Plan (the “Plan”) to pay deferred compensation in the future in accordance with the terms of such plan.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement is to register $50,000,000 of deferred compensation obligations under the Plan to pay deferred compensation in the future in accordance with the terms of the Plan.

References to “the Company” and “the Registrant” shall mean Humana Inc., a Delaware corporation

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified in Rule 428(b)(1) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act.  Such documents need not be filed with the SEC either as part of this Registration Statement or a prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated herein by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The SEC allows the Registrant to “incorporate by reference” information into this Registration Statement, which means that the Registrant can disclose important information to the SEC by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that the Registrant files with the SEC will automatically update this Registration Statement. The Registrant incorporates by reference the documents listed below:

(a)
The Registrant’s Annual Report filed on Form 10-K for the year ended December 31, 2009, filed on February 19, 2010, which contains the Registrant’s audited consolidated financial statements for the fiscal year ended December 31, 2009.

(b)	The Registrant’s Quarterly Reports on Form 10-Q filed on April 27, 2010, August 2, 2010 and November 1, 2010 for the periods ended March 31, 2010, June 30, 2010, and September 30, 2010, respectively.

(c)	The Registrant’s Current Reports on Form 8-K filed on April 21, 2010, September 15, 2010, December 13, 2010 and December 22, 2010.

In addition, any future filings made by the Registrant with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                      Description of Securities

The securities offered under this Registration Statement include $50,000,000 of deferred compensation obligations of the Company that may be offered pursuant to the Plan to certain members of management and other highly-compensated employees of the Company and certain of the Company’s subsidiaries.  The obligations are unfunded and unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan.  The obligations rank pari passu with the other unsecured indebtedness of the Company.  The Company reserves the right to enter into a trust arrangement in respect of the Plan, which trust may hold money or other property delivered to the trustee for payment of benefits under the Plan.  However, any such trust would not, and would not be intended to, change the obligations as unsecured general obligations of the Company.

The amount of compensation deferred by participants is determined based on participant elections made in accordance with the terms of the Plan.  Under the Plan, participants may defer up to 80% of certain annual incentive compensation to which they would be entitled, subject to a minimum deferral amount in any year of $25,000.  No Company contributions will be made to the Plan.  Participants are fully vested in their deferral contributions at all times.

The Company’s aggregate obligation under the Plan at any given time is equal to the sum of participants’ aggregate account balances at such time.  Participants’ account balances increase or decrease based on a rate of interest prescribed by the plan administrator or, if the plan administrator permits, pursuant to the hypothetical investment of the account balances in one or more investment funds, and are credited and debited in accordance with the actual financial performance of such funds.  Participants elect the investment funds in which the accounts are hypothetically invested among the funds that the plan administrator may make available from time to time.  If a participant fails to make an election, the account will be deemed to be invested in a money market or similar fund.  These investments would merely be used as the basis for measuring the value of participants’ accounts.  The Company is not required to actually invest in any of these funds.

Participants are generally entitled to defer amounts under the Plan until six months following their termination of employment, a date specified by the participant, or the earlier of such dates.  Subject to certain limitations provided in the Plan, distributions may be made to participants in the form of a lump sum payment or annual or quarterly installment payments over a period not longer than ten years.

A participant’s account balance will be distributed in a lump sum to the participant’s beneficiary or estate, as applicable, within 90 days following the participant’s death.  Upon a Change in Control (as defined in the Plan), participants will receive lump sum distributions of their account balances within 30 days following the Change in Control.  In addition, in the event of an unforeseeable emergency, participants may apply to have all or a portion of their accounts distributed to them.  In these circumstances, the plan administrator may distribute to participants an amount determined as reasonably necessary to satisfy the emergency need.

A participant’s interest in his or her accounts under the Plan generally cannot be commuted, sold, assigned, transferred, pledged, anticipated, mortgaged, encumbered, hypothecated, alienated or conveyed by the participant.  The Company has reserved the right to amend or terminate the Plan at any time, provided that no such amendment or termination may adversely affect any benefits earned prior to the date of such amendment or termination.

 Item 5.                      Interests of Named Experts and Counsel

Not applicable.

Item 6.                      Indemnification of Directors and Officers

The Registrant’s Restated Certificate of Incorporation and bylaws, as amended, include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “Delaware Law”) and (ii) authorize the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary.

Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase or redemption.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has purchased an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities arising under the Securities Act.

Item 7.                      Exemption from Registration Claimed

Not applicable.

Item 8.                      Exhibits

Exhibit Number	Description of Exhibit
4.1*	Humana Inc. Deferred Compensation Plan

5.1*	Opinion of counsel as to the validity of the securities registered herein.
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Registrant.
23.2*	Consent of counsel (included in the opinion filed as Exhibit 5.1)

* Filed herewith.

Item 9.                      Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky, on January 7, 2011.

HUMANA INC.

/s/ James H. Bloem
By:  James H. Bloem
Title: Senior Vice President, Chief Financial Officer
and Treasurer

  Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Michael B. McCallister	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 7, 2011
Michael B. McCallister
/s/ James H. Bloem	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	January 7, 2011
James H. Bloem
/s/ Steven E. McCulley	Vice President and Controller (Principal Accounting Officer)	January 7, 2011
Steven E. McCulley
Director
Frank A. D’Amelio
Director
W. Roy Dunbar
/s/ Kurt J. Hilzinger	Director	January 7, 2011
Kurt J. Hilzinger
/s/ David A. Jones, Jr.	Director	January 7, 2011
David A. Jones, Jr.
Director
William J. McDonald
/s/ William E. Mitchell	Director	January 7, 2011
William E. Mitchell
/s/ David B. Nash, M.D.	Director	January 7, 2011
David B. Nash, M.D.
/s/ James J. O’Brien	Director	January 7, 2011
James J. O’Brien
Director
Marissa T. Peterson
/s/ W. Ann Reynolds, Ph.D.	Director	January 7 2011
W. Ann Reynolds, Ph.D.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1*	Humana Inc. Deferred Compensation Plan
5.1*	Opinion of counsel as to the validity of the securities registered herein.
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Registrant.
23.2*	Consent of counsel (included in the opinion filed as Exhibit 5.1)

* Filed herewith.